U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

             CAL ALTA AUTO GLASS, INC.      .
(Exact name of registrant as specified in its charter)
       	     Nevada                  88-0448809   .

 (State of Incorporation)	  (I.R.S. Employer ID No.)

#8  3927 Edmonton Trail, N.E., Calgary, Alberta, Canada
           (Address of Principal Executive Offices)



 T2E6T1
    (Zip Code)


2007 Employee and
Compensation Fund and Plan
(Full title of the Plans)

Frank Aiello,
President
#8  3927 Edmonton Trail, N.E., Calgary, Alberta, Canada T2E6T1

(Name and address of agent for service)

                           (403) 291-7020
(Telephone number, including area code, of agent for service)


CALCULATION OF REGISTRATION FEE

Title of Securities
to be Registered
Amount to be
Registered
Proposed
Maximum
Offering Price
Per Share
Proposed
Aggregate
Offering Price
Amount of
Registration Fee
 Common Stock
1,530,000
$0.28 (1)
$428,400(1)
$46.84 (1)
 TOTAL
1,530,000


$46.84
(1) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, as permitted by Rule 457(b)(1) of the Securities Act of 1933, as amended, based upon the average of the bid and asked prices for the Companys common shares as reported by the OTC Bulletin Board for the week ending May 11, 2007.


Part I
Information Required in the Section 10(a) Prospectus
Item 1.   Plan Information.
      See Item 2 below.
Item 2.   Registrant Information and Employee Plan Annual
Information.
      The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and
 Rule 428 promulgated under the
Securities Act of 1933. The participants shall provided a
 written statement notifying them that upon written or oral request they will be provided, without charge,
 (i) the documents incorporated by
reference in Item 3 of Part II of the registration statement
, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.
The documents containing the information specified in this Part
 I will be sent or given to persons who
receive stock compensation for services as specified by Rule
 428(b)(1). Pursuant to the instructions for Form S-8, such documents need not be filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to
Item 3 of Part II of this Registration Statement, take together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended. See Rule 428(a)(1).

Part II
Information Required in the Registration Statement
Item 3.  Incorporation of Documents by Reference.
      The documents listed in (a) and (b) below have been filed by the Registrant, Viper Networks,
Inc., a Nevada corporation (the Company), with the Securities and Exchange Commission (the

Commission) and are incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a),  13(c), 14, and 15(d) of the Securities
Exchange Act of 1934, as amended (the Exchange Act), prior to the filing of a post-effective
amendment which indicates that all securities offered have been sold or which deregisters all securities
then remaining unsold, shall be deemed to be incorporated by reference in the registration statement
and to be part thereof from the date of filing of such documents.
(a)	Quarterly Reports on Form 10-QSB for the period through
 and including March 31,
2007, Annual Reports on Form 10-KSB for the periods through
 and including December 31,
2006 being all such reports required.  The above referenced
reports, which were previously
filed with the Commission, are incorporated herein by reference.
(b) 	All other reports filed pursuant to Section 13(a)
 or 15(d) of the Exchange Act since
the end of the fiscal year covered by the Registrations
 Form 10-KSB for the period ended
December 31, 2006.
The above referenced reports, which were previously filed
with the Commission, are incorporated
herein by reference.
Item 4.  Description of Securities.
	Not applicable
Item 5. Interest of Named Experts and Counsel.
      None
Item 6. Indemnification of Directors and Officers.
Section 78.7502 of the Nevada Revised Statutes provides:
Discretionary and mandatory indemnification of officers, directors, employees and agents:  General
provisions.
1.	A corporation may indemnify any person who was or is a
party or is threatened to be made a
party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the
fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at
the request of the corporation as a director, officer, employee or agent of another corporation,
partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection
with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably
believed to be in or not opposed to the best interests of the corporation, and, with respect to any
criminal action or proceeding, had no reasonable cause to
believe his conduct was unlawful.  The
termination of any action, suit or proceeding by judgment,
 order, settlement, conviction or upon a
plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did
not act in good faith and in a manner which he reasonably
believed to be in or not opposed to the best
interests of the corporation, and that, with respect to any
 criminal action or proceeding, he had
reasonable cause to believe that his conduct was unlawful.
2.	A corporation may indemnify any person who was or is
 a party or is threatened to be made a
party to any threatened, pending or completed action or suit by or in the right of the corporation to
procure a judgment in its favor  by reason of the fact that he is or was a director, officer, employee or
agent of the corporation, or is or was serving at the request of the corporation as a director, officer,
employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against
expenses, including attorneys fees, actually and reasonably
incurred by him in connection with the
defense or settlement of the action or suit if he acted in
 good faith and in a manner which he
reasonably believed to be in or not opposed to the best
interests of the corporation.  Indemnification
may not be made for any claim, issue or matter as to which
 such a person has been adjudged by a
court of competent jurisdiction, after exhaustion of all
appeals there from, to be liable to the
corporation or for amounts paid in settlement to the corporation, unless and only to the extent that
the court in which the action or suit was brought or other
 court of competent jurisdiction determines
upon application that in view of all the circumstances of
the case, the person is fairly and reasonably
entitled to indemnity for such expenses as the court deems proper.
3.	To the extent that a director, officer, employee or
agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against
expenses, including attorneys fees, actually and reasonably incurred by him in connection with the defense.
Item 7. Exemption from Registration Claimed.
	Not applicable
Item 8. Exhibits.
      The Exhibits required by Item 601 of Regulation SB, and an index thereto, are attached.
Item 9. Undertakings.
The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in
the registration statement;
(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-
effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly
caused this registration statement to be signed on its behalf by the undersigned, thereunto duly
authorize, in Calgary Alberta, Canada, on the 29th day of June, 2007.

CAL ALTA AUTO GLASS, INC.

By:  /s/ Frank Aiello
	Frank Aiello
President

By:  /s/ Denise Aiello
	Denise Aiello
Secretary


EXHIBIT INDEX


Exhibit
Number		Exhibit Description
4.1	2007 Employee and Consultants Compensation Fund and Plan

5.1	Opinion of William M. Aul and Consent of William M. Aul
23.1

23.2				Consent of Change G. Park, C.P.A.




CAL ALTA AUTO GLASS, INC.
2007 EMPLOYEE AND CONSULTANTS COMPENSATION FUND AND
PLAN
May 10, 2007
	This 2007 Employee and Consultants Compensation
Fund and Plan (the Plan) is hereby
adopted by Cal Alta Auto Glass, Inc., a Nevada corporation (the Corporation) pursuant to a resolution adopted by the Corporations Board of Directors
 of May 10, 2007.
WHEREAS:
A.	The Board of Directors of Cal Alta Auto Glass, Inc.,
 a Nevada corporation, seeks to
adopt and provide for increased incentives for key employees and consultants of the
Corporation.
B.	The Board of Directors of Cal Alta Auto Glass, Inc.,
 a Nevada corporation, intends to
submit this Plan to the Corporations Stockholders for their
approval.
NOW THEREFORE, THE CORPORATION ADOPTS THE PLAN AS FOLLOWS:
   1.	Purpose of Plan. The purpose of the Plan is to provide
key employees and consultants of the
Corporation and its Subsidiaries with an increased incentive to make significant and extraordinary
contributions to the long-term performance and growth of the
 Corporation and its Subsidiaries, to
join the interests of key employees and consultants with the interests of the shareholders of the
Corporation and to facilitate attracting and retaining key individuals of exceptional ability.
   2.	Control of the Plan.  The Plan shall be controlled
and subject to the supervision of the
Corporations Board of Directors (the Committee).
   3.	Participation. The Committee shall determine and
designate from time to time, in its

Discretion, those key employees and consultants of the Corporation or any Subsidiary who shall
become Participants in the Plan.
   4.	Written Agreement. Each Participant may be required
to execute one or more written
agreements (Corporation-Participant Agreement) containing
such provisions as may be approved
by the Committee. Each such Corporation-Participant Agreement shall constitute a binding contract
between the Corporation and the Participant and every
Participant, upon acceptance of such
Agreement, shall be bound by the terms of the Plan and
such Agreement. The terms of such
Corporation-Participant Agreement shall be in accordance
with the Plan, but each Agreement may
include such additional provisions and restrictions determined by the Committee, in its Discretion,
provided that such additional provisions and restrictions are not inconsistent with the terms of the
Plan.
5.   Initial and Subsequent Stock to Plan.  The initial allocation to the Plan shall be ten million
(10,000,000) shares of the Corporations Common Stock with such allocation to be subject to any later resolutions as duly adopted and approved by the Corporations
 Board of Directors and the
Corporations Common Stockholders. In the event that the number of authorized and unissued shares
of the Corporations Common Stock is, at any time, insufficient for the number of shares to be issued
or awarded under this Plan to any one or more Participants, such issuance or award shall be deferred or delayed until such time as the amount of authorized and unissued shares shall be sufficient to allow said shares to be issued or awarded. The Committee shall have the right to use its sole Discretion in
making all determinations under this Section 5 of this Plan.
6.	Compensation Formula and Limitations.
(a)	Subject to the terms of the Plan, Compensation shall be awarded to each Participant
(Compensation Award) at such times and in such amounts as the
 Committee shall determine. In
general, and subject to approval of the Committee, the amount of the Compensation Award shall be awarded for services rendered to the Corporation or achievement of objective performance goals using such business criteria as the Committee establishes in connection with the goals and objectives of the Corporation and the performance and services rendered by the recipient of any Compensation
Award (these may include, but are not limited to, average return on equity, average return on invested capital, pre-tax income and target business mix, all as may be defined in the Plan and/or Corporation-

Participant Agreements). Payments of the Compensation Award for each
 Participant will be
computed based upon the completion of the services or the achievement of one or more of these pre-
established objective performance goals.
 (b)	Subject to the terms of the Plan, the Corporation shall
pay to a Participant the
Participants Compensation Award as soon as reasonably practicable after appropriate determinations
have been made.
(c)	As a condition to participation in the Plan, each Participant shall remain in the
continuous employ of the Corporation or a Subsidiary or provide consulting services to the
Corporation or a Subsidiary for the Measurement Period.
(d)	Notwithstanding Section 6(c) above, if a Participants
employment or consulting
services with the Corporation or a Subsidiary shall be terminated at any time because of the
Participants death or Permanent Disability, the Compensation
 Award allocable to the Participant shall be payable to the Participant or the Participants legal representative or representatives in the case of Permanent Disability, or to the person or persons entitled to such payment under the Participant's will
in the event of the Participants death, or if the Participant shall fail to make testamentary disposition
of such compensation and shall die intestate, to the Participant's legal representative or
representatives; provided, however, that the committee may in its discretion reduce all or a portion of the Compensation Award allocable to a Participant whose employment with or consulting services to
the Corporation or a Subsidiary terminates because of the
 Participant's death or Permanent Disability during the Measurement Period. Such payment shall be made in accordance with Section 6(a) above.


7.	Reduction in Responsibility. In the case of an employee,
 if the Participant takes another
position within the Corporation or a Subsidiary during the Measurement Period, whether initiated by either the Participant, the Corporation or a Subsidiary, the Committee
 shall make, at its sole
discretion, such additional determinations as are necessary in light of the circumstances.
 8.	Administration. The Plan shall be administered by the Committee.
 Subject to the terms of the
Plan, the Committee is authorized to interpret the Plan, to make, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the
Plan's administration. Interpretation and construction of any provision of the Plan by the Committee
shall, unless otherwise determined by the Board of Directors of the
 Corporation, be final and
conclusive. A majority of the Committee shall constitute a quorum and the acts approved by a
majority of the members present at any meeting at which a quorum is present, or acts approved in
writing by a majority of the Committee, shall be the acts of the
 Committee.
9.	No Rights to Continued Employment. Nothing contained in
 the Plan nor any action taken
by the Committee hereunder, shall confer upon any Participant any right with respect to continuation
of employment or any consulting arrangement by the Corporation or a Subsidiary nor interfere in any
way with the right of the Corporation or a Subsidiary to terminate such persons employment or
consulting arrangement at any time (with or without Cause).
10.	Termination, Duration and Amendments of Plan. The Plan may
be abandoned or
terminated at any time by the Board of Directors of the Corporation.
The termination of the Plan shall
not affect the validity of any Compensation Award outstanding on the date of termination. For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors shall have the right to amend or revise the terms of the Plan at
any time; provided, however, that no such amendment or revision shall, without the consent of the holder thereof, alter or impair any Compensation Award which shall have been previously vested
under the Plan.
11.	Effective Date. The Plan shall be effective as of May 10, 2007.
 12. Definitions. The following words and phrases, wherever capitalized, shall have the following respective meanings, unless the context otherwise requires:
 (a)		Board of Directors shall mean the Board of Directors
 of the Corporation.
(b)		Cause shall mean intentional or willful misconduct,
 gross neglect of duties, or other
material acts or omissions detrimental to the best interests of the
 Corporation or a Subsidiary.
 (c)	Code shall mean the Internal Revenue Code of 1986, as amended.
(d)	Committee shall mean the Board of Directors of the Corporation, or such other
committee as shall be specified by the Board of Directors to perform the functions and duties of the
Committee under the Plan; provided, however, the Committee shall comply with the requirements of
(i) Rule 16b-3 of the Rules and Regulations under the Exchange Act, and
 (ii) Section 162(m) of the
Code, and the regulations thereunder.
(e)	Corporation shall mean Cal Alta Auto Glass, Inc., a Nevada
 corporation, or any
successor thereof.
(f)	Corporation Participant Agreement shall have the meaning
 set forth in above.
(g)	Discretion shall mean in the sole discretion of the Committee, with no
requirement whatsoever that the Committee follow past practices, act in a manner consistent with past practices, or treat a key employee in a manner consistent with the treatment afforded other key
employees with respect to the Plan.

 (h)	Exchange Act shall mean the Securities Exchange Act of 1934, as amended.
 (i)	Measurement Period means the period established by the
Committee, in its sole
discretion, from time to time.
 (j)	Participant shall mean any key employee based at the Corporations office and any
consultant to the Corporations officers and directors.
(k)		Plan shall mean this Cal Alta Auto Glass, Inc. 2007
Employee and Consultant
Compensation Plan.
(l)		Stockholders shall mean all holders of the Corporations
 voting equity securities.
13. Operation and Management of the Plan. The Plan shall operate in accordance with the requirements of the law of the Corporations domicile and all applicable state and federal securities laws as determined by the Committee in the exercise of its sole discretion. The Committee shall have the right, but not the obligation, to adopt and amend this Plan as it determines and make and
determine the criteria, amount, and basis for any Compensation
Award upon such terms as it deems
reasonable in view of the plans and objectives of the Corporation, the services rendered by any
Participant, and any other matters deemed appropriate by the Committee.
Adopted:  As adopted by the Board of Directors on May 10, 2007

Acknowledgment:		/s/ Denise Aiello
					Denise Aiello, Secretary

Attested: As attested by the following members of the Corporations Board of Directors:

Attest:	/s/  Frank Aiello
	Frank Aiello, President & Director